Exhibit (p)
SUBSCRIPTION AND INVESTMENT LETTER AGREEMENT
October 10, 2006
Triangle Capital Corporation
3600 Glenwood Avenue, Suite 104
Raleigh, NC 27612
Gentlemen:
          The undersigned subscribes for and agrees to purchase, in the amount and for the consideration indicated below, shares of the common stock, $0.001 par value per share (the “Shares”) in Triangle Capital Corporation (the “Company”), a corporation organized under the laws of the State of Maryland, which the Company has determined to be adequate consideration for such Shares.
          The purchase price shall be paid in cash upon demand by the Company when the Company shall have been organized and this subscription offer accepted.

Subscriber’s Name	Shares Subscribed	Subscription Price
Garland S. Tucker, III	100	$1,500.00
          By execution hereof, the undersigned covenants and agrees with you as follows:
          1. In consideration of the sale to the undersigned of the Shares, the undersigned represents, covenants and warrants that the Shares are being acquired by the undersigned for investment for the undersigned’s own account and not with a view to, or for resale in connection with, any transfer or distribution of such Shares; and covenants that the undersigned will only resell such Shares either pursuant to a valid registration statement under the Securities Act of 1933, as amended, or any applicable state securities laws (the “Securities Laws”) or without registration in an exempt transaction or transactions that permit such resales without registration under the Securities Laws.
          2. The undersigned: (i) is aware of the Company’s business affairs and has sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares; (ii) has been furnished with financial statements of the Company and any documents which may have been available upon request, and has carefully read and understood such documents and has evaluated the risks of making an investment in the Shares; (iii) has been afforded access to information concerning the Company and to its officers and has been afforded the opportunity to ask questions of, and receive answers from, the Company; (iv) has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information contained which was provided to evaluate the merits and risks of the receipt of the Shares to the extent the Company possessed such information or could acquire it without unreasonable effort or expense; (v) has such knowledge and experience in financial, tax and business matters to be capable of evaluating the merits and risks of receiving the Shares and of making an informed investment decision with respect thereto; and (vi) has determined that the Shares are a suitable investment for its financial situation and that at this time it can bear a complete loss of its investment in the Shares.

          3. The undersigned acknowledges being informed by the Company that the Shares being transferred to the undersigned have not been registered under the Securities laws, by reason of special exemptions under the provisions of those laws which, in part, depend upon the bona fide investment intent of the undersigned as expressed herein. In this connection, the undersigned understands that such securities may have to be held indefinitely unless they are subsequently registered under the Securities Laws or an exemption from such registration is available.
          4. The undersigned consents that any transfer of the Shares out of the undersigned’s name shall be made only upon receipt by the Company of an opinion of counsel retained by the undersigned, which is satisfactory to the Company, to the effect that any offer or sale or proposed transfer is exempt from registration, and will not result in any violation of the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any other applicable state securities laws; or is pursuant to an effective registration covering the Shares the undersigned proposes to offer or sell.
          5. The undersigned agrees that stop-transfer instructions may be placed upon the transfer records of the Company, and that each certificate for stock issued now or hereafter to the undersigned pursuant to this Subscription and Investment Letter Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE SECURITIES ACT, AND STATUTORY EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF ANY SUCH SECURITIES.
          6. The undersigned acknowledges and agrees that the undersigned shall not have rights as a subscriber for shares of the Company unless and until this Subscription and Investment Letter Agreement has been accepted by the Company by execution below, which acceptance shall be in the sole discretion of the Company.
          7. The Shares issued to the undersigned are in full satisfaction of any obligation owed by the Company with respect to the issuance of securities to the undersigned, and the undersigned hereby waives any right he may have to purchase or receive any additional securities in the Company, and any claim he may have related thereto.
          8. This Subscription and Investment Letter Agreement shall be binding upon the successors, assigns and legal representatives of the undersigned and shall inure to the benefit of the Company, its successors and assigns.

          9. This Subscription and Investment Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
          10. This Subscription and Investment Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Very truly yours,

/s/ Garland S. Tucker, III Garland S. Tucker, III
          The foregoing Subscription and Investment Letter Agreement is accepted as of the date first above written.

TRIANGLE CAPITAL CORPORATION, a Maryland corporation
By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer

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